EXHIBIT 99.1

Eversource Completes Sale of New Hampshire Fossil-Fueled Power Plants

Sale marks milestone in electric utility deregulation

MANCHESTER, NH (January 10, 2018) - Eversource today completed the sale of its New Hampshire fossil fuel powered generation facilities to Granite Shore Power LLC. After decades of reliable service to New England customers, Merrimack Station in Bow, Newington Station in Newington, Schiller Station in Portsmouth, and combustion turbines in Groveton and Tamworth will now continue operations under new ownership.

“Today marks a milestone in the deregulation of the electric utility industry in the Granite State,” noted Eversource NH President Bill Quinlan. “We will soon close on the related sale of our hydroelectric facilities and join other New England utilities by obtaining the energy we need to serve our customers from the competitive regional energy market. Importantly, the sale of our generation facilities honors commitments made to employees and communities where the facilities are located, ensuring a smooth transition.”

The sale of Eversource’s power generation facilities was a component of a comprehensive restructuring and rate stabilization agreement entered into in 2015. The sales were completed in adherence to an auction process established by the N.H. Public Utilities Commission (NHPUC), which chose J.P. Morgan as its auction manager. The NHPUC on November 28 approved the sale of the fossil fuel facilities to Granite Shore Power LLC.

Under the sale agreements, the new owners must keep the plants in service for at least 18 months, and must honor a comprehensive employee benefits package established by Eversource and the International Brotherhood of Electrical Workers. Moreover, Eversource will provide three years of tax stabilization payments to communities where a power plant may be sold for less than its assessed value.

Consistent with the 2015 settlement agreement, customers will also benefit from Eversource’s agreement to forego recovery of $25 million related to the Merrimack Station emission reduction ‘scrubber,’ and

m o r e

from the financing of remaining stranded costs through the use of securitization bonds. These bonds take advantage of low interest rates. In addition, Eversource has agreed to provide $5 million from its shareholders to establish a Clean Energy Fund. Details regarding the Clean Energy Fund will be established via a collaborative process overseen by the NHPUC and the Office of Strategic Initiatives.

Fossil Assets – 1,130.1 MW total nameplate capacity:

• Merrimack Station, Bow; Coal/oil; 502.0 total megawatts (MW)

• Newington Station, Newington; Oil and/or natural gas; 416.0 MW

• Schiller Station, Portsmouth; Coal/oil/biomass; 171.7 total MW

• Lost Nation, Groveton; Oil; 18.0 MW

• White Lake, Tamworth; Jet fuel; 22.4 MW

Eversource (NYSE: ES) is New Hampshire's largest electric utility, serving more than 500,000 homes and businesses in 211 cities and towns, and also supplies water to approximately 9,300 homes and businesses in Hampton, North Hampton and Rye. Eversource is proud to be recognized as the top contributor to United Way in New Hampshire. Recognized as the top U.S. utility for its energy efficiency programs by the sustainability advocacy organization Ceres, Eversource harnesses the commitment of its more than 8,300 employees across three states to build a single, united company around the mission of safely delivering reliable energy and water with superior customer service. For more information, please visit our website (www.eversource.com) and follow us on Twitter (@eversourceNH) and Facebook (facebook.com/EversourceNH). For more information on our water services, visit www.aquarionwater.com.

CONTACT:

Martin Murray

603-634-2228

martin.murray@eversource.com

Kaitlyn Woods

603-634-2418

kaitlyn.woods@eversource.com

###